PURCHASE AGREEMENT



                                  by and among



                       EQUITABLE RESOURCES ENERGY COMPANY,
                              ET BLUEGRASS COMPANY,
                                EREC NEVADA, INC.
                                       and
                               ERI SERVICES, INC.



                                       and



                               AEP RESOURCES, INC.





                               September 12, 1998

                                TABLE OF CONTENTS


                                                                            Page

PURCHASE AGREEMENT                                                            1

ARTICLE I - DEFINITIONS                                                       1
1.1      Certain Defined Terms                                                1
1.2      Certain Additional Defined Terms                                     6
1.3      Construction                                                         7

ARTICLE II - TERMS OF THE TRANSACTION                                         7
2.1      Agreement to Sell and to Purchase the Subject
           Stock and Trading Assets                                           7
2.2      Purchase Price and Payment.                                          7
2.3      Additional Consideration                                             8
2.4      Calculation of Closing Consideration                                 8
2.5      Calculation of Adjustment Amount                                     8
2.6      Assumed Obligations                                                  9
2.7      Purchase Price Allocation                                            9

ARTICLE III - CLOSING                                                        10
3.1      Closing                                                             10
3.2      Deliveries by Seller                                                10
3.3      Deliveries by Buyer                                                 11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER                        12
4.1      Corporate Organization                                              12
4.2      Midstream Companies                                                 12
4.3      Charter and Bylaws                                                  13
4.4      Authority Relative to This Agreement                                13
4.5      No Conflict                                                         13
4.6      Consents, Approvals, Licenses, Etc.                                 14
4.7      Financial Statements                                                14
4.8      Absence of Certain Changes                                          14
4.9      Tax Matters                                                         15
4.10     Compliance With Laws                                                16
4.11     Legal Proceedings                                                   16
4.12     Title to Properties                                                 16
4.13     Sufficiency and Condition of Properties                             16
4.14     Midstream Company Agreements                                        16
4.15     ERISA                                                               18
4.16     Environmental Matters                                               19
4.17     Labor Matters                                                       20
4.18     Insurance                                                           20
4.19     Absence of Undisclosed Liabilities                                  21
4.20     Bank Accounts                                                       21
4.21     Transferred Contracts.                                              21
4.22     Trading Company Permits                                             21
4.23     Brokerage Fees                                                      22
4.24     Governmental Regulation                                             22
4.25     No Other Representations                                            22
4.26     Year 2000 Compliance                                                22
4.27     No Misrepresentations                                               22
4.28     Tax Status of Equitable Storage Company, LLC                        22
4.29     No Take-or-Pay Obligations                                          23

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER                          23
5.1      Corporate Organization                                              23
5.2      Authority Relative to This Agreement                                23
5.3      No Conflict                                                         24
5.4      Consents, Approvals, Licenses, Etc                                  24
5.5      Financing                                                           24
5.6      Investment Intent; Investment Experience; Restricted Securities     24
5.7      Legal Proceedings                                                   25
5.8      Brokerage Fees                                                      25
5.9      Independent Investigation                                           25
5.10     LLC Status                                                          25

ARTICLE VI - CONDUCT OF COMPANY PENDING CLOSING                              25
6.1      Conduct and Preservation of the Midstream Companies                 25
6.2      Restrictions on Certain Actions relating to
            the Midstream Companies                                          26
6.3      Restrictions on Certain Actions relating to the Trading Assets      28
6.4      No Other Negotiations                                               28
6.5      Replacement of IT System                                            28
6.6      Transition Period                                                   28

ARTICLE VII -ADDITIONAL AGREEMENTS                                           29
7.1      Access to Information; Confidentiality                              29
7.2      Regulatory and Other Authorizations; Consents                       30
7.3      Employee and Employee Benefit Plan Matters                          32
7.4      Public Announcements                                                33
7.5      Notification of Certain Matters                                     34
7.6      Amendment of Schedules                                              34
7.7      Intercompany Accounts                                               34
7.8      Fees and Expenses                                                   34
7.9      Transfer Taxes                                                      34
7.10     Action Regarding Indemnities.                                       34
7.11     Casualty Loss.                                                      34
7.12     Excluded Assets                                                     35
7.13     Transition Services                                                 35
7.14     Guarantees                                                          35
7.15     [Intentionally omitted.]                                            35
7.16     Use of Name.                                                        36
7.17     Insurance.                                                          36

ARTICLE VIII -CONDITIONS TO OBLIGATIONS OF SELLER                            36
8.1      Representations and Warranties True                                 36
8.2      Covenants and Agreements Performed                                  36
8.3      HSR Act; Consents                                                   36
8.4      Legal Proceedings                                                   36
8.5      Guarantees                                                          37

ARTICLE IX - CONDITIONS TO OBLIGATIONS OF BUYER                              37
9.1      Representations and Warranties True                                 37
9.2      Covenants and Agreements Performed                                  37
9.3      HSR Act; Consents                                                   37
9.4      Legal Proceedings                                                   37
9.5      Material Adverse Effect                                             37

ARTICLE X - TERMINATION, AMENDMENT, AND WAIVER                               38
10.1     Termination                                                         38
10.2     Effect of Termination                                               38
10.3     Amendment                                                           38
10.4     Waiver                                                              39

ARTICLE XI - TAX MATTERS                                                     39
11.1     Tax Allocation: Pre-Closing.                                        39
11.2     Tax Allocation: Post-Closing.                                       39
11.3     Tax Allocation: Straddle Period.                                    39
11.4     Return Preparation.                                                 40
11.5     Refunds or Credits.                                                 40
11.6     Taxes Relating to Trading Assets.                                   40

ARTICLE XII - SURVIVAL; INDEMNIFICATION                                      41
12.1     Survival                                                            41
12.2     Indemnification by Seller                                           41
12.3     Indemnification by Buyer                                            43
12.4     Further Limitations of Liability                                    44
12.5     Defense of Claims.                                                  44
12.6     Additional Provisions Relating to Environmental Indemnification     45
12.7     Procedures for Remedial Actions                                     47
12.8     Third Party Indemnity                                               47
12.9     Tax Treatment of Indemnity Payments.                                48

 ARTICLE XIII - MISCELLANEOUS                                                48
13.1     Notices                                                             48
13.2     Entire Agreement                                                    49
13.3     Binding Effect; Assignment; No Third Party Benefit                  49
13.4     Severability                                                        50
13.5     GOVERNING LAW                                                       50
13.6     Further Assurances                                                  50
13.7     Descriptive Headings                                                50
13.8     Gender                                                              50
13.9     References                                                          50
13.10    Counterparts                                                        50
13.11    [Intentionally omitted.]                                            50
13.12    Disclosure                                                          51
13.13    Consent to Jurisdiction                                             51
13.14    Arbitration                                                         51
13.15    Bulk Sales or Transfer Laws                                         52

                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT (this "Agreement"), dated as of September 12, 1998, among Equitable Resources Energy Company, a West Virginia corporation, ET Blue Grass Company, a Delaware corporation, EREC Nevada, Inc., a Nevada corporation, and ERI Services, Inc., a Delaware corporation (collectively, "Seller"), and AEP Resources, Inc., an Ohio corporation ("Buyer").

         WHEREAS, the Midstream Companies (as defined in Section 1.1) are wholly-owned direct or indirect subsidiaries of Seller; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Subject Stock and the Trading Assets (in each case as defined in Section 1.1);

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

                  "Adjustment Amount" means (i) current assets of the Midstream Companies less current liabilities of the Midstream Companies (but excluding the cash in the bank account maintained by Equitable Resources, Inc. with Mellon Bank and all Intercompany Accounts), including the current portion of other assets and liabilities, as reflected on the Effective Date Balance Sheet, plus (or minus) (ii) the Physical Book Adjustment, plus (iii) if the Closing occurs after December 1, 1998, the aggregate amount of cash transferred to or for the account of the Midstream Companies by Seller or its affiliates (other than the Midstream Companies) between the Effective Date and the Closing Date, minus (iv) if the Closing occurs after December 1, 1998, the aggregate amount of cash transferred to or for the account of Seller or its affiliates (other than the Midstream Companies) by the Midstream Companies between the Effective Date and the Closing Date, plus (v) if the Closing occurs after December 1, 1998, the Interest Adjustment. For purposes of determining the amount in the preceding clause (i), the estimated costs as of the Effective Date to complete
         (A) the Plaquemine plant expansion in Iberville  Parish,  Louisiana and
         (B) the second salt-dome storage cavern at the Jefferson Island storage facility shall be deemed to be current liabilities of the Midstream Companies.

                  "affiliate"  means,  with  respect  to any  person,  any other
         person   that,   directly   or   indirectly,   through   one  or   more
         intermediaries, controls, is controlled by or is under common control with, such person. For the purposes of this definition, "control" when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Applicable Law" means any statute, law, ordinance, executive order, rule or regulation, or any judgment, order, writ, injunction or decree of, any Governmental Entity to which a specified person or property is subject.

                  "Arbitrating Firm" means one of the "big five" independent public accounting firms (other than any such firm that audited the 1996 or 1997 financial statements of Seller or Buyer or any of their respective affiliates) selected by agreement of Buyer and Seller or, if they cannot agree, chosen by lot by Buyer from among the eligible firms.

                  "Assumed  Litigation"  means  all  Proceedings   described  in
         Schedule 4.11 but does not include Retained Litigation.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "commercially reasonable efforts" means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

                   "Confidentiality   Agreement"   means  that  certain   letter
          agreement dated May 15, 1998, between an affiliate of Buyer and J.P. Morgan Securities, Inc. (on behalf of Equitable Resources, Inc.).

                  "Defense Costs" means the amount of costs and expenses (including, without limitation, legal fees and expenses and expert fees and expenses) incurred by Seller and its affiliates for goods and services received by Seller after the Effective Date in the defense of the Retained Litigation.

                  "EBITDA" means earnings before interest, taxes, depreciation and amortization, as calculated in the same manner as the Financial Statements have been prepared.

                   "Effective Date" means the earlier to occur of Closing Date and December 1, 1998.

                  "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

                  "Environmental Response Measures" means any of the following, to the extent required to effectuate compliance with Applicable Environmental Laws: the cost of investigation, remedial response obligations, removal response obligations, interim response obligations, ecological investigation obligations, natural resource damage remediation obligations, and obligations to comply with orders of any Governmental Entity.

                   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Governmental Approvals" means action by all appropriate Governmental Entities granting any and all material permits, consents and approvals of Governmental Entities, including but not limited to those required under the HSR Act or from the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the Louisiana Public Service Commission, the Louisiana Office of Conservation, the State Mineral Board of the State of Louisiana, the State Land Office of the State of Louisiana and various Louisiana parish authorities, that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with Applicable Law, the failure to comply with which would have a Material Adverse Effect.

                  "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or other governmental body, agency, authority, department, commission, board, bureau or instrumentality (domestic or foreign).

                  "Hazardous  Material" means any hazardous substance defined in
         Section   101(14)   of  the   Comprehensive   Environmental   Response,
         Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601(14), petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or any constituents thereof. Solely for purposes of this Agreement, and without any admission or implication that brine or waste water constitutes a hazardous material or hazardous waste, the definition of "Hazardous Material" shall include brine and waste water.

                   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including documentation and object and source codes) and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

                  "Intercompany Accounts" mean all Intercompany  Receivables and
         all  Intercompany   Payables,   including,   without  limitation,   all
         intercompany tax allocations.

                  "Intercompany Payables" means all amounts owed by the Midstream Companies to Seller or any of its affiliates (including the Midstream Companies), including, without limitation, all intercompany notes payable (whether short or long term) and intercompany accounts payable.

                  "Intercompany Receivables" means all amounts due from Seller or any of its affiliates (including the Midstream Companies) to the Midstream Companies, including, without limitation, all intercompany notes receivable (whether short or long term) and intercompany accounts receivable.

                  "Interest Adjustment" means an amount equal to interest on the Purchase Price at 6.5% per annum from December 1, 1998, to the Closing Date.

                  "IRS" means the Internal Revenue Service.

                  "Material Adverse Effect" means a material adverse effect on the business, assets or financial condition of the Midstream Companies and the Trading Assets considered as a whole.

                  "Midstream Companies" mean Equitable Storage Company, L.L.C.; Equitable Pipeline Company; Louisiana Intrastate Gas Company, L.L.C.; LIG, Inc.; LIG Liquids Company L.L.C.; LIG Chemical Company; and Tuscaloosa Pipeline Company.

                  "Permits"  means  licenses,  permits,  franchises,   consents,
         approvals, variances, exemptions and other authorizations of or from Governmental Entities.

                  "Permitted Encumbrances" means (i) Encumbrances created by Buyer, (ii) liens for Taxes not yet due and payable, (iii) statutory liens (including materialmen's, mechanic's, repairmen's landlord's, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable, (iv) Encumbrances of record and (v) such defects, imperfections or irregularities of title, if any, as are not substantial in character, amount, or extent and do not materially impair the conduct of normal operations of the Midstream Companies or the Trading Assets considered as a whole, or otherwise result in a Material Adverse Effect. "Permitted Encumbrance" does not include any lien described in clause (ii) or (iii) of this definition to the extent that the existence of such lien or the indebtedness secured thereby constitutes a breach by Seller of any representation, warranty or covenant set forth in this Agreement or any certificate, schedule, agreement or other instrument delivered by Seller in connection herewith.

                  "Person" means any individual, corporation, partnership, joint
         venture,   association,   joint-stock   company,   trust,   enterprise,
         unincorporated organization or Governmental Entity.

                 "Physical Book Adjustment" means the present value of the net aggregate unrealized gain and loss with respect to the Transferred Contracts as of the last day of the month in which the Closing occurs, valued using the estimated fair market value of the Transferred Contracts of the Trading Company as of such date and a discount rate equal to the Prime Rate.

                  "Prime Rate" means the prime interest rate reported in the Wall Street Journal on the Effective Date.

                  "Proceedings" means all proceedings, actions, claims, suits, arbitration or mediation proceedings, investigations and inquiries by or before any arbitrator or Governmental Entity.

                  "Retained Litigation" means the Proceedings listed on Schedule 1.1(a) to the extent Buyer is entitled to be indemnified therefor by Seller pursuant to this Agreement and any Proceedings which are duly served on the Midstream Companies between the date hereof and the Closing Date.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Subject Stock" means all the issued and  outstanding  capital
         stock  or  membership  interests,  as  applicable,   of  the  Midstream
         Companies.

                  "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by Seller, or any limited partnership of which Seller or any Subsidiary is a general partner.

                  "Taxes" means any income, add-on, value-added or gross receipts taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax or duty imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

                  "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

                  "to the knowledge" of a specified person (or similar references to a person's knowledge) means that the only information to be attributed to such person is information actually known to (a) such person in the case of an individual or (b) in the case of a corporation or other entity, each executive officer who devoted substantive attention to matters of such nature during the ordinary course of his employment by such person. Unless otherwise provided in this Agreement, and unless undertaken in the course of due diligence, no such person is represented to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts in any statement qualified by "to the knowledge" of any person.

                 "Trading Assets" means the Transferred Contracts and the other assets listed on Schedule 1.1(b) hereto.

                  "Trading Company" means ERI Services, Inc.

                  "Treasury Regulations" means one or more treasury regulations (including temporary and proposed regulations) promulgated under the Code by the Treasury Department of the United States.

                  "U.S. GAAP" means generally accepted accounting principles in the United States of America from time to time, with such exceptions to such generally accepted accounting principles as may be noted or otherwise referred to on any individual financial statement or schedule.

         1.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in
Section 1.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

         Defined Term                                          Section Reference

Applicable Environmental Laws.................................        4.16(b)
Arbitrator....................................................       13.14
Assumed Liabilities...........................................        2.6
Base Purchase Price...........................................        2.2
Breach   .....................................................        4.5
Buyer Controlled Group........................................        7.3(e)
Casualty Loss.................................................        7.11
Cause    .....................................................        7.3(f)
Closing  .....................................................        3.1
Closing Date..................................................        3.1
Continuing Employees..........................................        7.3(f)
Deposit  .....................................................        2.3
Designated Trading Employees..................................        7.3(c)
Direct Claim..................................................       12.5(c)
Dispute  .....................................................       13.14
Dispute Deadline Date.........................................        2.5(b)
Effective Date Balance Sheet..................................        2.5(a)
Employee Plans................................................        4.15(a)
Estimated Adjustment Amount...................................        2.4
Financial Book Transaction....................................        7.15
Financial Statements..........................................        4.7
Government Antitrust Authority................................        7.2(b)
Guarantees....................................................        7.14
Indemnifying Party............................................       12.5(a)
Indemnitee....................................................       12.4
Insurance Cap Amount..........................................       12.2(c)
Interest Adjustment...........................................        2.2
JD Amount.....................................................       12.2
Joint Defense Agreement.......................................       12.2
Latest Balance Sheet..........................................        4.7
Liquids Agreement.............................................        2.3
Loss     .....................................................       12.2(a)
Material Midstream Contracts..................................        4.14(b)
Master Swap Agreement.........................................        7.15
Midstream Employees...........................................        7.3(a)
Midstream Insurance Policies..................................        4.18
Pre-Closing Tax Period........................................       11.1
Post-Closing Certificate......................................        2.5(a)
Post-Closing Tax Period.......................................       11.2
Purchase Price................................................        2.2
Qualified Offer...............................................        7.3(c)
Remediation Standard..........................................       12.6(f)
Retention Agreements..........................................        7.3(g)
Seller Claims.................................................       12.3(a)
Straddle Period...............................................       11.3
Survival Date.................................................       12.1(a)
Third Party Claim.............................................       12.5(a)
Third Party Indemnities.......................................        7.10
Trading Company Permits.......................................        4.22
Trading Employees.............................................        7.3(a)
Transferred Contracts.........................................        4.21

           1.3 Construction. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms "herein", "hereof", "hereby" and "hereunder", or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; references to Articles, Sections and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement; a reference to any person shall include such person's predecessors and successors; and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP. Each reference herein to a Schedule or Exhibit refers to the item attached to this Agreement or otherwise identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement.



                                   ARTICLE II

                            TERMS OF THE TRANSACTION

           2.1 Agreement to Sell and to Purchase the Subject Stock and Trading Assets. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase and accept from Seller, the Subject Stock and the Trading Assets.

           2.2 Purchase Price and Payment. In consideration of the sale of the Subject Stock and the Trading Assets to Buyer, Buyer shall pay to Seller at the Closing an aggregate purchase price (the "Purchase Price") consisting of $320,000,000 (the "Base Purchase Price") as adjusted by the Adjustment Amount in accordance with this Article II.

           2.3 Additional Consideration. As additional consideration for the sale of the Subject Stock and the Trading Assets to Buyer, at the Closing Buyer will cause certain of the Midstream Companies to execute and deliver an agreement (the "Liquids Agreement") substantially in the form of Exhibit 2.3 hereto.

           2.4 Calculation of Closing Consideration. Not later than 5 days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth an estimate of the Adjustment Amount (the "Estimated Adjustment Amount") with Seller's calculation thereof in reasonable detail, based on information then available to Seller. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall pay in immediately available funds by confirmed wire transfer to a bank account to be designated by Seller an amount equal to the Base Purchase Price plus (i) the Interest Adjustment and plus or minus (ii) the Estimated Adjustment Amount.

           2.5      Calculation of Adjustment Amount

           (a) As promptly as practicable after the Closing Date, and in any event not later than 120 days after the Closing Date, Seller shall deliver to Buyer (i) a combined balance sheet of the Midstream Companies as of the beginning of the Effective Date (the "Effective Date Balance Sheet"), prepared on the same basis as the Financial Statements referred to in Section 4.7 have been prepared and (ii) a certificate of Seller (the "Post-Closing Certificate") showing its calculation of the Adjustment Amount. Buyer agrees, without charge to Seller, to give Seller and its authorized representatives reasonable access to such employees, offices and other facilities and such books and records of the Midstream Companies as are reasonably necessary to allow Seller and its authorized representatives to prepare the Effective Date Balance Sheet in compliance with this Section 2.5.

         (b) In the event that Buyer acting in good faith disputes the calculation of the Adjustment Amount, Buyer shall give written notice thereof to Seller on or before the 60th day after the Post-Closing Certificate was given to Buyer (the "Dispute Deadline Date"), which notice shall set forth the basis for such dispute in reasonable detail. Buyer and Seller shall use all reasonable efforts to resolve any such dispute, but if any such dispute cannot be resolved by such parties within 60 days after the date the dispute notice is given, all unresolved disputes shall be referred to an Arbitrating Firm for resolution. Buyer and Seller shall seek to cause the Arbitrating Firm to make its determination within 60 days after referral of a dispute to it. Buyer and Seller shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Arbitrating Firm as soon as possible, and, in any event, within 30 days of its appointment, for determination by the Arbitrating Firm within 60 days of its appointment. In giving such determination, the Arbitrating Firm shall state what adjustments (if any) are necessary to the draft Effective Date Balance Sheet in order to comply with the requirements of this Agreement. Seller and Buyer shall each provide the Arbitrating Firm with all information which it reasonably requires and the Arbitrating Firm shall be entitled (to the extent it considers appropriate) to base its opinion on such information and on the accounting and other records of the Midstream Companies. The determination of the Arbitrating Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by Seller or Buyer, or divided between them, on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by the Arbitrating Firm.

           (c) The Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Post-Closing Certificate on the Dispute Deadline Date unless a dispute notice is given in accordance with Section 2.5(b) with respect to the calculation thereof. If such a dispute notice is given, the Adjustment Amount shall be deemed finally determined on the date that the Arbitrating Firm gives written notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.

           (d) If the Adjustment Amount, as finally determined, exceeds the Estimated Adjustment Amount, then Buyer shall pay to Seller the amount of such excess, plus interest on the amount of such excess from and including the Closing Date to but excluding the date of payment at the Prime Rate. If the Adjustment Amount is less than the Estimated Adjustment Amount, then Seller shall pay to Buyer the amount of such deficiency, plus interest on the amount of such deficiency from and including the Closing Date to but excluding the date of payment at the Prime Rate. Any payment shall be made within 10 business days of the date the Adjustment Amount is deemed to be finally determined pursuant to
Section 2.5(c).

           2.6 Assumed Obligations. Buyer acknowledges and agrees that, following the Closing, the Midstream Companies shall remain obligated for all their respective liabilities and obligations, and subject to Seller's obligations under Article XII, Buyer shall assume or cause the Midstream Companies to pay, perform and discharge their liabilities and obligations after the Closing. In addition, as further consideration for the sale hereunder to Buyer, Buyer agrees, upon the terms and subject to the conditions set forth herein and except as otherwise provided herein, to assume at the Closing and thereafter to pay, perform and discharge, all liabilities and obligations relating to the ownership or operation of the Trading Assets, including, without limitation, all liabilities and obligations of Seller under the Transferred Contracts, to the extent that such liabilities and obligations arise and relate to periods beginning on or after the Effective Date. The foregoing liabilities and obligations (i) of the Midstream Companies and (ii) relating to the ownership or operation of the Trading Assets are herein collectively referred to as the "Assumed Liabilities". "Assumed Liabilities" does not include any liability or obligation to the extent that the existence of such liability or obligation constitutes a breach by Seller of any representation, warranty or covenant set forth in this Agreement or any certificate, schedule, agreement or other instrument delivered by Seller in connection herewith.

           2.7 Purchae Price Allocation. The Purchase Price shall be allocated as set forth on Schedule 2.7 for all purposes, including the filing of any Tax Returns. The parties agree that the Purchase Price and the liabilities of the Subject Stock and Trading Assets have been allocated for all purposes (including Tax and financial accounting purposes) in a manner consistent with the relative fair market values set forth on Schedule 2.7. To the extent that an Adjustment Amount occurs, Buyer and Seller shall promptly make appropriate adjustments to such allocations. The valuations and allocation determined pursuant to this
Section 2.7, as they may be adjusted, shall be used for purposes of all relevant tax returns, tax reports and tax filings.


                                   ARTICLE III

                                     CLOSING

           3.1 Closing. Subject to Section 3.4 hereof and to fulfillment or waiver of the conditions precedent specified herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Seller, in Houston, Texas, at 10 a.m. local time, on the later of (A) October 1, 1998, or (B) not later than the tenth business day following the receipt of all Governmental Approvals, or at such other time or place as the parties hereto shall agree. The date on which the Closing takes place is herein referred to as the "Closing Date." All Closing transactions shall be deemed to have occurred simultaneously.

           3.2 Deliveries by Seller. At the Closing, Seller will deliver (or in the case of clause (c)(ii) below, deliver or grant access and custody to) the following documents to Buyer:

           (a) A certificate executed on behalf of each Seller by the president or vice president of such Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.

           (b) An opinion of counsel to Seller, dated the Closing Date, in the form of Exhibit 3.2(b).

           (c) The certificates, instruments and documents listed below:

                  (i) The stock certificates representing the Subject Stock duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer of the Subject Stock to Buyer.

                 (ii)  The  minute  books,  stock  records,   other  corporate,
         business, tax and financial records, and corporate seal of each of the Midstream Companies.

                  (iii) The written resignations (or evidence of removal) of the directors and officers of the Midstream Companies designated in writing by Buyer to Seller not less than 14 days prior to Closing, such resignations to be effective concurrently with the Closing on the Closing Date.

                  (iv) Evidence of the Governmental Approvals of Seller and the Midstream Companies.

                  (v) An assignment and assumption agreement substantially in the form of Exhibit 3.2(c) duly executed by the Sellers conveying the Trading Assets.

                  (vi) All security codes, access devices, instruments and other information, equipment or documentation reasonably necessary to vest in Buyer exclusive access to and control over all bank accounts, and similar accounts with financial institutions, of the Midstream Companies, all safe deposit boxes, escrow deposits or other bailments maintained by or for the Midstream Companies, all premises occupied by the Midstream Companies, all computer systems and files maintained by the Midstream Companies, and all other property of the Midstream Companies.

                  (vii) Certificates of Seller's officers performing the functions of chief executive officer and chief financial officer that the conditions specified in Sections 9.1, 9.2 and 9.5 have been satisfied as of Closing.

                  (viii) Such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

                  (ix) A guaranty of ERI Investments, Inc. in substantially the form of Exhibit 3.2(d)(ix).

                  (x) The Software License Agreement in substantially the form of Exhibit 3.2(d)(x).

           3.3 Deliveries by Buyer. At the Closing, Buyer will deliver the following documents to Seller:

           (a) A certificate executed by the president or vice president of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 8.1 and
8.2 have been fulfilled.

           (b) An opinion of legal counsel to Buyer, dated the Closing Date, in the form of Exhibit 3.3(b).

           (c) An assignment and assumption agreement substantially in the form of Exhibit 3.2(c) duly executed by Buyer.

           (d) All releases,  replacements and substitutions required by Section
8.5 with respect to Guarantees, in form and substance satisfactory to Seller.

           (e) Evidence of the Governmental Approvals of Buyer.

           (f) Certificates of Buyer's chief executive officer and chief financial officer that the conditions specified in Sections 8.1 and 8.2 have been satisfied as of Closing.

           (g) The Liquids Agreement, duly executed by the parties thereto.

           (h) Such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

           (i) An  instrument  executed by the Midstream  Companies  joining the
Midstream  Companies  to  the  Buyer's   post-Closing   obligations  under  this
Agreement.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each Seller jointly and severally represents and warrants to Buyer that:

           4.1 Corporate Organization. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

           4.2  Midstream Companies

           (a) Except as set forth on Schedule 4.2, no Midstream Company owns, directly or indirectly, any capital stock or other securities of any corporation or has any direct or indirect equity or ownership interest in any other person, other than the Midstream Companies. Schedule 4.2 lists each Midstream Company, the jurisdiction of incorporation or formation of each Midstream Company, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each Midstream Company. Each corporate Midstream Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each other Midstream Company is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Midstream Company has all requisite corporate or other power and authority, as applicable, to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any Midstream Company are pending.

           (b) Except as otherwise indicated on Schedule 4.2, all of the outstanding capital stock or other equity interests of each Midstream Company is owned directly or indirectly by Seller, free and clear of all Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities laws or (ii) those that arise by virtue of any actions taken by or on behalf of Buyer or its affiliates. All outstanding shares of capital stock of each corporate Midstream Company have been validly issued and are fully paid and nonassessable. All equity interests of each other Midstream Company have been validly issued and are fully paid (to the extent presently required). No shares of capital stock or other equity interests of any Midstream Company are subject to, nor have any been issued in violation of, preemptive or similar rights.

           (c) Except as set forth on Schedule 4.2, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other equity interests or voting securities of any Midstream Company, (ii) no securities of any Midstream Company convertible into or exchangeable for shares of capital stock or other equity interests or voting securities of any Midstream Company, (iii) no options or other rights to acquire from Seller or any Midstream Company, and no obligation of Seller or any Midstream Company to issue or sell, any shares of capital stock or other equity interests or voting securities of any Midstream Company or any securities convertible into or exchangeable for such capital stock or equity interests or voting securities and
(iv) no equity equivalents, phantom stock arrangements, performance unit arrangements, stock appreciation rights, interests in the ownership or earnings, or other similar rights of or with respect to any Midstream Company. There are (and as of the Closing Date there will be) no outstanding obligations of Seller or any Midstream Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights or make any distribution with respect thereto.

           (d) Each of the Midstream Companies is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and each of the Midstream Companies is in good standing in, each of the jurisdictions set forth opposite its name on Schedule 4.2, which are all the jurisdiction in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

           4.3 Charter and Bylaws. Seller has made available to Buyer accurate and complete copies of each Midstream Company's certificate of incorporation and bylaws (or equivalent organizational documents) as currently in effect, and accurate, current and complete stock or other ownership records of the Midstream Companies.

           4.4 Authority Relative to This Agreement. Seller has full corporate power and corporate authority to execute, deliver, and perform this Agreement and any ancillary documents relating to the transactions contemplated hereby to which it is a party to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and such ancillary documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each such ancillary document executed or to be executed by Seller has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

           4.5 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and notifications listed on Schedule 4.6 have been made, and except as may result from any facts or circumstances relating solely to Buyer or as described on
Schedule 4.5, the execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby and the actions to be taken or withheld by the Midstream Companies pursuant hereto do not and will not (a) violate or conflict with the certificate of incorporation or by-laws (or equivalent organizational documents) of Seller or any Midstream Company, (b) conflict with or violate any Applicable Law binding upon Seller or any Midstream Company, except as would not, individually or in the aggregate, have a Material Adverse Effect, (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of (each, a "Breach"), or result in the creation of any Encumbrance on any of the assets or properties of any Midstream Company or on any of the Trading Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Seller or any Midstream Company is a party or by which any of such assets or properties is bound or affected or (d) result in a Breach of a Transferred Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect.

           4.6  Consents,  Approvals,   Licenses,  Etc.  No  consent,  approval,
authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other person or entity, is required to be made or obtained by Seller or any Midstream Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except:
(a) as set forth on Schedule 4.6; (b)  applicable  requirements,  if any, of the
HSR Act; (c) where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings or registrations or notifications, either individually or in the aggregate, (i) would not prevent Seller from performing its obligations under this Agreement and (ii) would not have a Material Adverse Effect and (d) as may be necessary as a result of any facts or circumstances relating solely to Buyer. The Midstream Companies hold all Permits necessary or required for the conduct of the business of the Midstream Companies, except for Permits the absence of which would not have a Material Adverse Effect. As of the date of this Agreement, all of such Permits are in full force and effect and each Midstream Company is in compliance with each such Permit, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No notice has been received by Seller or any Midstream Company and no Proceeding is pending or, to the knowledge of Seller, threatened with respect to any alleged failure by any Midstream Company to have any such Permit or not to be in compliance therewith. To the knowledge of Seller, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any such Permit held by any Midstream Company.

           4.7 Financial Statements. Set forth as Schedule 4.7 hereto are the unaudited consolidated balance sheet of the Midstream Companies as of June 30, 1998 (the "Latest Balance Sheet"), and the related unaudited statements of consolidated income and consolidated cash flows for the period then ended, and the notes and schedules thereto (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition of the Midstream Companies and have been prepared in conformity with U.S. GAAP as modified by the assumptions and limitations set forth in the notes thereto.

           4.8 Absence of Certain Changes. Except as disclosed on Schedule 4.8, since the date of the Latest Balance Sheet, (i) there has not been any material adverse change in the assets or financial condition of the Midstream Companies;
(ii) the businesses of the Midstream Companies have been conducted only in the ordinary course consistent with past practice; (iii) no Midstream Company has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) no Midstream Company has suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance); and (v) no Midstream Company has taken any of the actions set forth in Section 6.2 except as permitted thereunder.

           4.9 Tax Matters. Except as disclosed on Schedule 4.9:

           (a) Each Midstream Company has filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate taxing authority all Tax Returns with respect to Taxes of each of the Midstream Companies other than those Tax Returns on which an immaterial amount of Taxes would properly be shown the failure of which to file would not have, individually or in the aggregate, a Material Adverse Effect on any Midstream Company. All such Tax Returns were correct and complete in all material respects;

           (b) All Taxes due and payable on all filed Tax Returns of or with respect to the Midstream Companies have been paid in full or adequate reserves have been provided for on the Financial Statements;

           (c) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to any of the Midstream Companies;

           (d) None of the Tax Returns of or with respect to any of the Midstream Companies is currently being audited or examined by any taxing authority and no appeal from or adjudication of any such audit or examination is pending;

          (e) No material deficiency for any Taxes have been assessed, and there are no material disputes or claims asserted, with respect to any of the Midstream Companies (i) that has not been abated, (ii) that has not been paid in full or (iii) for which adequate reserves have not been provided;

           (f) None of the Midstream Companies has any liability or known potential liability for any Tax owed by any other member of an Affiliated Group, within the meaning of Section 1504 of the Code, of which any Midstream Company has been a member for any period ending on or before the Closing Date pursuant to a tax sharing or tax allocation agreement or otherwise;

           (g) No Tax litigation is currently pending;

           (h) No waiver or extension of any statute of limitations to any federal, state, local or foreign Tax matter has been given by or requested from any Midstream Company;

           (i) None of the Midstream Companies has filed a consent under Section 341(f) of the Code; and

           (j) All tax sharing or tax allocation agreements between or among the Midstream Companies and the Seller or its affiliates shall be terminated on or before the Closing Date and will have no future effect for any past, current or future taxable year.

           4.10 Compliance With Laws. Except as disclosed on Schedule 4.10, the Midstream Companies are in compliance in all material respects with all Applicable Laws (other than Applicable Environmental Laws, as to which Seller's sole representations or warranties are set forth in Section 4.16), except for noncompliance with such Applicable Laws which, individually or in the aggregate, would not have a Material Adverse Effect.

           4.11 Legal Proceedings. Except as disclosed on Schedule 4.11, there are no Proceedings pending or to the knowledge of Seller threatened against or involving any Midstream Company or any properties of any Midstream Company which, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect. No Midstream Company is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 4.11 as to Proceedings, judgments, orders, writs, injunctions or decrees which are, or contain issues, of broad applicability to, or which affect, the natural gas, natural gas liquids or pipeline industry, including any state or federal rulemaking or similar proceeding of general applicability and any petition for review or appeal thereof.

           4.12 Title to  Properties.  Except (i) as disclosed on Schedule 4.12,
(ii) for the Permitted Encumbrances and (iii) for such matters which, individually or in the aggregate, would not have a Material Adverse Effect, (a) each of the Midstream Companies has good and marketable title to those properties (real, personal, and mixed, tangible and intangible) reflected in its books and records and in the Latest Balance Sheet, other than those disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice free and clear of all Encumbrances, and (b) the Trading Company has good and marketable title to the Trading Assets owned by it free and clear of all Encumbrances.

           4.13 Sufficiency and Condition of Properties. The properties owned, leased or used by the Midstream Companies are, to the knowledge of Seller, (i) in the case of tangible properties, in reasonably good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice and are in compliance with applicable requirements of any Governmental Entity in all material respects, (ii) suitable for the purposes used and (iii) adequate and sufficient for the normal operation of the Midstream Companies' businesses, as presently conducted.

           4.14 Midstream Company Agreements

           (a) Set forth on Schedule 4.14 is a list of the following agreements, contracts, arrangements and understandings to which any Midstream Company is a party or by which any Midstream Company or any of their respective properties is otherwise bound:

                  (i) any commitment, agreement, note, loan, evidence of indebtedness, purchase order, letter of credit or guarantee of the indebtedness of others or promise of indemnity or contribution that Seller reasonably anticipates will or may, in accordance with its terms, involve aggregate payments by any Midstream Company of more than $1,000,000 within the remaining term of such agreement;

                  (ii) any agreement or  understanding  for the purchase,  sale,
         gathering,  compression,  processing,   transportation  or  storage  of
         natural gas or natural gas liquids;

                  (iii) any agreement or understanding which constitutes a lease (other than for oil and gas interests), under which a Midstream Company is the lessor or lessee of real or personal property which lease (A) cannot be terminated by a Midstream Company without penalty upon not more than 30 calendar days notice and (B) involves an annual base rental in excess of $100,000, all other such leases involving an aggregate annual base rental of not more than $1,000,000;

                  (iv) any contract or agreement containing covenants limiting the freedom of any Midstream Company to engage in any line of business or compete with any person;

                  (v) any employment agreement involving annual payments by any Midstream Company in excess of $100,000 or any agreement that could result in an "excess parachute payment" under section 280G of the Code as a result of the transactions contemplated hereby;

                  (vi) any pending sale of real or personal property of a Midstream Company (other than sales of natural gas or natural gas liquids in the ordinary course of business) in excess of $100,000, all other such pending sales involving an aggregate annual base rental of not more than $1,000,000;

                  (vii) any contract requiring a capital expenditure or a commitment for a capital expenditure in excess of $250,000, all other such expenditures and commitments involving an aggregate annual base rental of not more than $1,000,000; or

                  (viii) any obligation to make future payments, contingent or otherwise, arising out of or relating to the acquisition or disposition of any business, assets or stock of other companies by any Midstream Company.

           (b) No Midstream Company is, as of the date of this Agreement, in material breach or violation of, or default under, any of the agreements, contracts, arrangements or understandings listed on Schedule 4.14 (the "Material Midstream Contracts"), and no Midstream Company has received notice of an allegation by any counterparty thereto or other third Person of such a breach, violation or default. The consummation of the transactions contemplated by this Agreement will not constitute a breach or violation of, or entitle any other party thereto to terminate, any of the Material Midstream Contracts. Each Material Midstream Contract is, as of the date of this Agreement, a valid agreement, arrangement or commitment of the Midstream Company which is a party thereto, enforceable against the Midstream Company in accordance with its terms and, to the knowledge of Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies or as would not have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the written Material Midstream Contracts and complete and accurate abstracts of the material provisions of all oral Material Midstream Contracts have heretofore been made available to Buyer. No Material Midstream Contract has been amended in any material respect, except as disclosed on Schedule 4.14. To the knowledge of Seller, no counterparty thereto or other person bound thereby or whose property is subject thereto is in breach or violation thereof or in default thereunder or is the subject of any bankruptcy, receivership, insolvency or similar proceeding. Neither Seller nor any Midstream Company has waived or released in any material respect any of its rights thereunder or entered into any forbearance or moratorium agreement with respect thereto. No counterparty thereto has made any payment or delivery thereunder where such payment or delivery is otherwise scheduled to be made after Closing.

           4.15 ERISA

           (a) Set forth on Schedule 4.15 is a list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, (i) which is subject to any provision of ERISA, (ii) which is maintained, administered, or contributed to by the Midstream Companies or any affiliate of the Midstream Companies and (iii) which covers any employee or former employee of the Midstream Companies, or under which any Midstream Company has any liability. Seller has made available to Buyer accurate and complete copies of such plans (and, if applicable, the related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (ii) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are collectively referred to as the "Employee Plans." For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such on Schedule 4.15.

           (b) Except as otherwise identified on Schedule 4.15, (i) no Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA,
(ii) no Employee Plan is maintained  in connection  with any trust  described in
Section 501(c)(9) of the Code, and (iii) no Employee Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Employee Plan. No Midstream Company has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Seller has paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of any Midstream Company or any of the Trading Assets. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make any Midstream Company subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect. During the past 5 years, neither Seller nor any other person that together with Seller will be treated as a single employer under
Section 414 of the Code has made or been required to make contributions to any "multiemployer plan", as defined in Section 3(37) of ERISA.

           (c) Each  Employee  Plan  which is  intended  to be  qualified  under
Section 401(a) of the Code is so qualified, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Seller has made available to Buyer the most recent IRS determination letters with respect to any such Plans. Each Employee Plan is being maintained in compliance with its terms and with the requirements prescribed by all Applicable Laws.

           4.16 Environmental Matters

           (a) Except as set forth on Schedule 4.16, the Midstream Companies have received no written notice of any violation or alleged non-compliance from any Governmental Entity under any Applicable Environmental Laws (as defined below) which has had or is reasonably likely to have a Material Adverse Effect or any notice of potential responsibility or information request under the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law which has not been resolved. Except as set forth on Schedule 4.16, and, except for noncompliance or actions or conditions which have not had and are not reasonably likely to have a Material Adverse Effect, to the knowledge of Seller (i) the Midstream Companies are in compliance with all Applicable Environmental Laws and (ii) no condition exists on any property currently owned or leased by the Midstream Companies which would subject any Midstream Company or such property to any Environmental Response Measures under any Applicable Environmental Laws.

           (b) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws as in effect as of the date of this Agreement pertaining to protection of the environment in effect in any and all jurisdictions in which any Midstream Company has conducted operations, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Louisiana Environmental Quality Act and other environmental protection laws.

           (c) All known meter sites contaminated with mercury have been remedied, and this expense has been substantially paid under Third Party Indemnities.

           (d) Seller knows of no other hydrocarbon contamination sites owned, operated or leased by the Midstream Companies other than the 96 identified in 1995 in the Dames and Moore report, dated December 22, 1995.

           (e) To the knowledge of Seller, the Midstream Companies have only been involved in two EPA Superfund cleanup sites to date and are not named as "potentially responsible parties" at any other Superfund sites that have not been resolved and have received no CERCLA ss.104(e) letters for any sites that have not been resolved.

           (f) To the knowledge of Seller, all used oil and hydrocarbons removed from pigging pipelines is recycled or properly disposed of under Applicable Environmental Laws.

           (g) Except as set forth on Schedule 4.16, the Midstream Companies are not presently involved in any wetlands restoration projects.

           (h) Except as set forth on Schedule 4.16, the Midstream Companies are not presently subject to any enforcement actions under Applicable Environmental Laws.

           (i) The Midstream Companies do not own or operate any PCB equipment, including transformers and compressor motors, and are unaware of any locations where PCB contamination requires remediation under EPA's current cleanup standards.

           (j) Seller knows of no abandoned or currently used landfills or waste disposal operations on property owned, leased or operated by the Midstream Companies, except for those for which all required permits have been obtained and are in effect.

          4.17  Labor  Matters.  Except  as set  forth  on  Schedule  4.17,  no
Midstream Company (i) is a party to any labor agreement with respect to its employees with any labor organization, group or association, (ii) has any employees represented by any labor organization, collective bargaining representative or group of employees, (iii) has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its employees or been subject to or, to the knowledge of Seller, threatened with any strike or other concerted labor activity or dispute or (iv) is obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of employees. Except as set forth on Schedule 4.17 or where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of Seller, each Midstream Company is in compliance with all Applicable Laws respecting employment practices, terms and conditions of employment and wages and hours. Except as set forth on
Schedule 4.17 or as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, (a) there is no unfair labor practice charge or complaint against any Midstream Company threatened or pending before the National Labor Relations Board or any comparable domestic or foreign agency and (b) there is no labor strike, labor disturbance or work stoppage threatened or pending against any Midstream Company.

           4.18 Insurance. Set forth on Schedule 4.18 is a list of all material policies of insurance Seller maintains for the Midstream Companies with respect to their respective assets and operations (the "Midstream Insurance Policies"). All premiums due and payable with respect to the Midstream Insurance Policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any Midstream Insurance Policy has been received by Seller or any Midstream Company.

           4.19 Absence of Undisclosed Liabilities. To the knowledge of Seller, no Midstream Company has any liability or obligation except (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, violation of law, tort or infringement), (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (iv) liabilities specifically reflected on Schedule 4.19 or which relate to or are associated with the matters described in the other Schedules hereto and (v) other liabilities which, in the aggregate, are not material to the Midstream Companies considered as a whole.

           4.20 Bank Accounts. Set forth on Schedule 4.20 are the name of each bank or other financial institution with which the Midstream Company has an account.

           4.21 Transferred Contracts. rue and complete copies of the agreements being transferred to Buyer from the Trading Company (the "Transferred Contracts") listed on Schedule 4.21 have heretofore been made available to Buyer. Schedule 4.21 and the definition of Transferred Contracts will be updated as of the Effective Date to reflect the deletion of any Transferred Contracts not in effect as of the Effective Date and the addition of any similar agreements entered into by the Trading Company from the date of this Agreement to the Effective Date. The Trading Company is not, as of the date of this Agreement, in breach or violation of, or default under, any of the material agreements listed on Schedule 4.21, and the Trading Company has not received any notice of an allegation by any counterparty thereto or other third Person of such a breach, violation or default. Each Transferred Contract is, as of the date of this Agreement, a valid agreement, arrangement or commitment of the Trading Company, enforceable against the Trading Company in accordance with its terms and, to the knowledge of Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies or as would not have, individually or in the aggregate, a Material Adverse Effect. No Transferred Contract has been amended in any material respect except as disclosed on Schedule 4.21. To the knowledge of Seller, no counterparty thereto or other person bound thereby or whose property is subject thereto is in breach or violation thereof or in default thereunder or is the subject of any bankruptcy, receivership, insolvency or similar proceeding. Neither Seller nor the Trading Company has waived or released in any material respect any of its rights thereunder or entered into any forbearance or moratorium agreement with respect thereto. No counterparty thereto has made any payment or delivery thereunder where such payment or delivery is otherwise scheduled to be made after Closing.

           4.22  Trading  Company  Permits.  The Permits  listed or described on
Schedule 4.22 hereto (the "Trading Company Permits") are all the Permits necessary or required for the conduct of the business of owning and operating the Trading Assets and entering into transactions similar to the Financial Book Transactions, except for Permits the absence of which would not have a Material Adverse Effect.

           4.23 Brokerage Fees. Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby except that J.P. Morgan Securities, Inc. has been retained as Seller's financial advisor in connection with the transactions contemplated hereby.

           4.24 Governmental Regulation. No Midstream Company is a "holding company," member of a "holding company group," or "subsidiary" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           4.25 No Other Representations. Except as and to the extent expressly set forth in this Agreement or in any certificate or other instrument delivered in connection herewith, Seller makes no representations or warranties whatsoever to Buyer and hereby disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any affiliate thereof). Seller makes no representations or warranties to Buyer regarding the probable success or profitability of the business of the Midstream Companies or of the Trading Assets.

           4.26 Year 2000 Compliance. Seller has provided to Buyer copies of the written Year 2000 Compliance plan attributable to the Midstream Companies (the "Y2K Plan") and any and all audits or assessments of the Midstream Companies' year 2000 Compliance efforts conducted by a third party. Seller knows of no matter which would prevent the Midstream Companies from taking the actions described in the Y2K Plan by the respective dates specified therein. The
Midstream Companies, in the ordinary course of business, will continue to diligently pursue the implementation of the Y2K Plan.

           4.27 No Misrepresentations. The representations and warranties of Seller set forth in Article IV of this Agreement, and the information contained in the Exhibits and Schedules attached hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

           4.28 Tax Status of Equitable Storage Company, LLC

           (a) Equitable Storage Company, LLC (hereinafter in this Section 4.28 "LLC") is a business entity that is not classified as a corporation under Treasury Regulation ss.301.7701-2(b) and LLC has not made an election pursuant to Treasury Regulation ss.301.7701-3(c) to be classified as a corporation for federal income tax purposes. LLC has complied with Treasury Regulation ss.301.7701-3 in order to ensure its classification as a partnership for federal income tax purposes and LLC has a reasonable basis (within the meaning of Code
Section 6662) for its classification as a partnership for federal income tax purposes. LLC and all members of LLC recognized the federal tax consequences of any change in the entity's classification from other than a partnership, to a partnership within the 60 months prior to January 1, 1997. Neither LLC nor any of its members have been notified in writing by the Internal Revenue Service that the entity's classification is under examination. LLC represents that as a protective measure to ensure that Buyer receives an adjustment to the inside tax basis of the assets of LLC upon the purchase of the LLC's membership interests, LLC will, if requested by Buyer, make an election under Section 754 of the Code on its timely filed federal income tax return for the year in which the purchase occurs to the extent permitted by applicable law.

           (b) Seller agrees to cooperate with Buyer in tax matters relating to the structure of the acquisition to the extent that alternative structures may enhance Buyer's tax benefits relating to the acquisition, but only to the extent that such alternative structure is not detrimental to Seller.

           (c) LLC and its members represent that it has timely filed all federal income tax returns since the date of its existence consistently classifying its tax status as a partnership for federal income tax purposes. As of Closing, LLC will be taxable as a partnership for federal income tax purposes. The number of members of LLC will not be changed at any time prior to Closing. No membership interest in LLC will be owned directly or indirectly by Equitable Pipeline Company at any time prior to Closing.

           4.29 No Take-or-Pay Obligations. Except as described in Schedule 4.29, no Midstream Company is a party to or otherwise bound by take-or-pay obligations with respect to gas purchases or gas marketing which, in the aggregate, impose minimum obligations upon all Midstream Companies of more than $500,000 over the remaining terms of the contracts, including all renewal options held by the counterparties thereto.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to Seller that:

           5.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

           5.2. Authority Relative to This Agreement. Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and any ancillary documents relating to the transactions contemplated hereby to which it is a party to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and such ancillary documents and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each such ancillary document executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

           5.3 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained and all filings and notifications listed in Section 5.4 have been made, and except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Buyer do not and will not (a) violate or conflict with the certificate of incorporation or by-laws of Buyer,
(b) conflict with or violate any Applicable Law binding upon Buyer, except as would not, individually or in the aggregate, delay the consummation of the transaction contemplated by this Agreement or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

           5.4.  Consents,  Approvals,  Licenses,  Etc.  No  consent,  approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity (including but not limited to the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, and the Federal Energy Regulatory Commission), or any other person or entity, is required to be made or obtained by Buyer or any of its affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) applicable requirements, if any, of the HSR Act,
(b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, either individually or in conjunction with other such failures, would delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or (c) as set forth on Schedule 5.4.

           5.5 Financing. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller in accordance with Article II hereof.

           5.6 Investment Intent; Investment Experience; Restricted Securities. Buyer is acquiring the Subject Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof. In acquiring the Subject Stock, Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of the Subject Stock, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Subject Stock, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Stock. Buyer is an "accredited investor" as such term is defined in Regulation D under the Securities Act. Buyer understands that the Subject Stock will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Subject Stock will be characterized as "restricted securities" under federal securities laws and that under such laws and applicable regulations the Subject Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

           5.7. Legal Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

           5.8 Brokerage Fees. Neither Buyer nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby except that Salomon Brothers, Inc. has been retained as Buyer's financial advisor in connection with the transactions contemplated hereby.

           5.9 Independent Investigation. Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Midstream Companies and the Trading Assets, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of the Midstream Companies and the Trading Assets as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied on any evaluation of the Midstream Companies and the Trading Assets submitted to it by Seller.

           5.10 LLC Status. To the knowledge of Buyer as of the date of this Agreement, the representation and warranty set forth in the first and second sentences of Section 4.28(c) is true and correct.


                                   ARTICLE VI

                       CONDUCT OF COMPANY PENDING CLOSING

           Seller hereby covenants and agree with Buyer as follows:

           6.1 Conduct and Preservation of the Midstream Companies. Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, Seller shall cause each of the Midstream Companies to continue to meet its contractual obligations and pay its obligations as they mature and conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws and shall use commercially reasonable efforts to preserve, maintain and protect their properties; provided, however, that Seller and the Midstream Companies shall not be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation unless such payment or other action is required or consistent with past practice. Seller agrees to use commercially reasonable efforts to keep the Midstream Insurance Policies in force through Closing.

           6.2 Restrictions on Certain Actions relating to the Midstream Companies. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, Seller shall not permit any Midstream Company, without the prior written consent of Buyer, to:

                  (a)amend its charter or bylaws or other governing instruments;

                  (b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

                  (c) (i) split, combine, or reclassify any shares of its capital stock or other equity securities; (ii) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock or other equity securities; (iii) repurchase, redeem or otherwise acquire any of its securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, termination, merger, consolidation, restructuring, recapitalization or other reorganization of any Midstream Company;

                  (d) (i) except in the ordinary course of business consistent with past practice, create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person, except for obligations of wholly owned Subsidiaries; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries and customary loans or advances to employees in amounts not material to the maker of such loan or advance); or (iii) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

                  (e) (i) enter  into,  adopt or (except as may be  required  by law) make any material amendments to or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, collective bargaining, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such Midstream Company, or increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

                  (f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Midstream Companies considered as a whole;

                  (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

                  (h) make any capital expenditure or expenditures, other than those described on Schedule 6.2, which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000, except pursuant to contracts in existence on the date hereof;

                  (i) amend any Tax Return or make any Tax election or settle or compromise any federal, state, local, or foreign income Tax liability material to any of the Midstream Companies;

                  (j) pay, discharge, or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements or incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice; provided, however, that Seller may cause the Midstream Companies to settle or compromise any liability or obligation associated with the Retained Litigation to the extent Seller uses its funds to effect any such compromise or settlement;

                  (k) enter into any lease, contract, agreement, commitment, arrangement or transaction outside the ordinary course of business consistent with past practice or for a term extending beyond June 30, 1998;

                  (l) amend, modify, or change in any material respect any existing lease, contract or agreement the result of which will have a Material Adverse Effect;

                  (m) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in generally accepted accounting principles;

                  (n) make any election under Code section 168(g)(7) for any post-1997 property additions of any Midstream Company; or

                  (o) from and after the Effective Date, make any payment to Seller or any affiliate of Seller in respect of redemptions of securities, dividends, loans or distributions except payments made in respect of bona fide transactions incurred in the ordinary course of business on an arm's-length basis.

           6.3 Restrictions on Certain Actions relating to the Trading Assets. Except as otherwise expressly provided in this Agreement, prior to the Closing, Seller shall not, without the prior consent of Buyer:

                  (a) mortgage or pledge any of the Trading Assets or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances and as described on Schedule 6.3;

                  (b) sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Trading Assets other than in the ordinary course of business consistent with past practice; or

                  (c) amend, modify or change any Transferred Contract other than in the ordinary course of business consistent with past practice.

           6.4 No Other Negotiations. In consideration for the substantial expenditures of time, effort and expenses to be undertaken by Buyer in pursuing the transactions contemplated by this Agreement, Seller agrees that from the date hereof to the earlier of the Closing Date or the date on which this Agreement is terminated, neither Seller nor any Midstream Company nor any of its or their officers, directors, employees, affiliates, representatives or agents shall, directly or indirectly, solicit, initiate or participate in any way in discussions, proposals or negotiations with, or provide any information or assistance to or enter into any agreement with, any person or entity (other than Buyer and its representatives) concerning any acquisition of all or a portion of the Subject Stock and/or the Trading Assets, or attempt by any other person to do or seek to do any of the foregoing.

           6.5 Replacement of IT System. Until Closing, the Midstream Companies shall cooperate and coordinate with Buyer for the purpose of Buyer's licensing the appropriate modules of ultra technologies Gas Management System (GMS) necessary to replace the functionality provided by Sellers' Gas Management Information System (GMIS). Seller shall provide all reasonably necessary data needed to populate the GMS database with counterparties, shippers, contract status, and other reasonably pertinent information prior to the testing, parallel operation, and eventual cutting over from the Midstream Companies' GMIS to the newly licensed ultra gms modules.

           6.6 Transition Period. Between the date of this Agreement and the Closing, Buyer may have one or more representatives present at the principal office of the Midstream Companies and the Trading Company, and Seller agrees to cause the Midstream Companies and the Trading Company to keep such representatives informed about the operation of the business and will consult with such representatives about important business decisions.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

           7.1 Access to Information; Confidentiality

           (a) Between the date hereof and the Closing, Seller (i) shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such employees, plants, offices, warehouses, and other facilities, and such books and records of the Midstream Companies and the Trading Company, as are reasonably necessary to allow Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article IV and (ii) shall cause Seller's officers and those of the Midstream Companies and the Trading Company to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Midstream Companies or the Trading Assets as Buyer may from time to time reasonably request; provided, however, (A) that Seller shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Seller or the Midstream Companies or the Trading Company, (B) that Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement and (C) that Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, (1) bids received from others in connection with the transactions contemplated by this Agreement and information relating to such bids or (2) any information the disclosure of which would jeopardize any privilege available to a Midstream Company or Seller relating to such information or would cause Seller to breach a confidentiality obligation. Buyer shall indemnify, defend and hold harmless Seller from and against any Losses (as defined herein) asserted against or suffered by Seller relating to, resulting from or arising out of examinations or inspections made by Buyer or its authorized representatives pursuant to this Section 7.1(a).

           (b) Buyer agrees that Seller may retain (i) a copy of all materials included in the data room prepared by Seller in connection with the purchase and sale contemplated hereby, together with a copy of all documents referred to in such materials; (ii) all books and records prepared in connection with the transactions contemplated by this Agreement, including without limitation, bids received from others and information relating to such bids; (iii) copies of any books and records which may be relevant in connection with the defense of (A) the matters referred to in Article XII or (B) disputes arising hereunder; and
(iv) all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller or any parent company of any of the Midstream Companies.

           (c) Buyer agrees that it shall preserve and keep all books and records relating to the business or operations of the Midstream Companies on or before the Closing Date in Buyer's possession for a period of at least 10 years from the Closing Date. After such 10-year period, before Buyer shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Buyer to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records of the Midstream Companies relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if any possibility exists that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the 10-year period set forth in this Section 7.1(c).

           (d) Each party agrees that it will cooperate with and make available to the other party (including without limitation the right to make copies at Seller's expense), during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation or dispute, (ii) any litigation or investigation, or (iii) any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees and reimbursement for the reasonable salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such books and records, information or employees. Seller may require certain financial information relating to the Midstream Companies' businesses for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller's request and expense.

           7.2 Regulatory and Other Authorizations; Consents

           (a) Each party hereto shall use all reasonable efforts to expeditiously obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including but not limited to those pertaining to the Governmental Approvals) and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Buyer shall take the responsibility for the preparation, filing and prosecution of any Governmental Approvals required to be obtained in the name of any of the Midstream Companies, and shall give Seller a reasonable opportunity to approve (which approval shall not be unreasonably withheld) any such filings and to participate in any such prosecutions. To the extent required by the HSR Act, each of the parties hereto shall (i) file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. Buyer shall pay the filing fees payable in connection with the filings by the parties required by the HSR Act.

           (b) Without limiting the generality of Buyer's undertakings pursuant to Section 7.2(a), Buyer shall:

                  (i) use reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any Applicable Law by any Governmental Entity or any other party for a permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation; and

                  (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including, without limitation, the appeal thereof or the posting of a bond, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

           (c) If the transfer of any instrument, contract, license, lease, permit, or other document to Buyer hereunder shall require the consent of any party thereto other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties. If any such consent cannot be obtained, Seller shall cooperate, at Buyer's request, in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable instrument, contract, license, lease, permit or document. Seller shall use commercially reasonable efforts to transfer the Trading Company Permits to Buyer or, if a Trading Company Permit is not transferable to Buyer, to assist Buyer in obtaining a similar permit in Buyer's name.

           (d) Buyer will use commercially reasonable efforts to assist Seller in obtaining any consents of third parties necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation, providing to such third parties such financial statements and other publicly available financial information with respect to Buyer as such third parties may reasonably request.

           (e) The foregoing notwithstanding, Buyer shall not be required to accept any Governmental Approval if the Governmental Entity having jurisdiction thereof has imposed any conditions in writing within the body of such Governmental Approval that (i) limits or restricts the operations of the Midstream Companies in a manner that can reasonably be expected to have a material adverse effect on the operations of the Midstream Companies (as conducted on the date of this Agreement), (ii) requires the divestiture by American Electric Power Company, Inc. or its subsidiaries of assets or operations with a fair market value of more than $100,000,000, (iii) can reasonably be expected to have a material adverse effect on American Electric Power Company, Inc. and its subsidiaries considered as a whole (without regard to the transactions contemplated hereby) or (iv) can reasonably be expected to have a material adverse effect on the approval by (A) the Federal Trade Commission or the United States Justice Department under the HSR Act, (B) the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 or (C) the Louisiana Public Service Commission of American Electric Power Company, Inc.' s planned merger with Central and South West Corporation.

           7.3 Employee and Employee Benefit Plan Matters

           (a) Set forth on Schedule 7.3 is a list of the employees of the Midstream Companies (the "Midstream Employees") and the Trading Company (the "Trading Employees"), together with the amount of severance pay to which such employees would be entitled assuming termination or modification of his or her employment ("Severance Pay").

           (b) Buyer acknowledges and agrees that the Midstream Companies shall have no obligation to terminate any of the Midstream Employees prior to the Closing, and that the Midstream Companies shall be obligated to pay all amounts due to any Midstream Employee terminated in connection with or following the Closing, including without limitation all Severance Pay. Following the Closing, Buyer agrees to cause the Midstream Companies to make all such payments and to indemnify and hold harmless Seller and its affiliates from and against any claims by Midstream Employees relating to the termination of any of the Midstream Employees by the Midstream Companies, Buyer or any of its affiliates.

           (c) On or before 5 days prior to the Closing Date, Buyer shall deliver to Seller a list of the Trading Employees (the "Designated Trading Employees") to whom Buyer intends to extend a Qualified Offer of employment effective as of the Closing. In connection with the Closing, Buyer shall extend Qualified Offers of employment to the Designated Trading Employees. A "Qualified Offer" means an offer of employment by the Buyer to a Trading Employee which (i) contains a base salary not less than the base salary being paid by the Trading Company to such Trading Employee on the date hereof, (ii) does not result in a substantial reduction in the role or responsibilities of such Trading Employee from that in effect on the date hereof and (iii) is at a primary worksite in a location that is not more than 50 miles from the office location for such Trading Employee on the date hereof. Seller shall be responsible for the payment to the Trading Employees of all salaries wages, benefits and other sums due or accrued through the Closing Date. Buyer shall pay to Seller within 5 days following the Closing an amount equal to the Severance Pay and other amounts relating thereto (including, without limitation, payroll taxes) as calculated by Seller which would be incurred by Seller or any affiliate of Seller upon the termination of employment of the Trading Employees who are not Designated Trading Employees; provided, that Buyer's obligation under this Section 7.3(c) shall be limited to 135% of the aggregate amount reflected on Schedule 7.3 for such Trading Employees.

           (d) As of the Closing Date, the Midstream Companies shall cease to be a participating employer in the employee benefit plans for which the Midstream Employees were eligible and the Midstream Employees shall cease to be eligible for all Employee Plans for which they were eligible prior to the Closing Date and shall, as of the Closing Date, cease to accrue any additional benefits under such Employee Plans (for which benefit accruals are relevant). Buyer agrees that the employee benefit plans, programs and policies of Buyer or the Midstream Companies from and after the Closing Date shall recognize the Midstream Employees' service before the Closing Date for purposes of vesting and eligibility, and with respect to welfare plans, shall to the extent practicable provide benefits without interruption. Buyer will cause the Midstream Companies and any successors and assigns to honor all obligations of the Midstream Companies arising in respect of periods on or before the Closing Date under the Employee Plans set forth on Schedule 4.15 to the extent accruing at or prior to the Closing.

           (e) For each Designated Trading Employee who is employed by Buyer or an affiliate of Buyer (including, after the Closing, any of the Midstream Companies) ("Buyer Controlled Group"), Buyer or such affiliate shall cause such Designated Trading Employee's prior employment by the Trading Company to be treated as employment by the Buyer Controlled Group for purposes of vesting and eligibility in the Buyer Controlled Group's benefit plans.

          (f) The Midstream Employees who remain employed with the Buyer Controlled Group after the Closing Date and the Trading Employees employed by a Buyer Controlled Group member after the Closing Date are collectively referred to as the "Continuing Employees." If a Continuing Employee is involuntarily terminated from employment with the Buyer Controlled Group within the 18 month period beginning on the Closing Date other than for fraud, gross dereliction of duty, misappropriation of Buyer Controlled Group property, misconduct damaging to such property or to the business of Buyer Controlled Group or the commission of a felony ("Cause"), then Buyer shall pay or shall cause the Buyer Controlled Group member employing such terminated Continuing Employee to pay to such terminated Continuing Employee Severance Pay not less than the amount reflected on Schedule 7.3 for any such Continuing Employee. For purposes of this Section 7.3(f), if within the 18 month period beginning on the Closing Date a Continuing Employee is offered continued employment by the Buyer Controlled Group which (i) contains a base salary less than the base salary paid to such Continuing Employee on the date hereof, (ii) results in a substantial reduction in the role or responsibilities of such Continuing Employee from that in effect on the date hereof or (iii) is at a primary worksite in a location that is more than 50 miles from the primary worksite for such Continuing Employee on the date hereof, such Continuing Employee shall be deemed to be involuntarily terminated without Cause.

           (g) Buyer shall cause the Midstream Companies to pay to the Midstream Employees all amounts due under the retention agreements between the Midstream Companies and the Midstream Employees in effect prior to Closing (the "Retention Agreements"). Seller shall pay to the Midstream Companies within 5 days following the Closing the aggregate amount of the fixed retention payments and incentive retention payments (but specifically excluding any Severance Pay) payable to the Midstream Employees under the Retention Agreements.

           (h) Seller will assume at or prior to Closing the  liabilities of the
Midstream  Companies  for  accumulated   post-retirement   benefits  for  former
employees of the Midstream Companies.

           7.4 Public Announcements. Buyer, on the one hand, and Seller, on the other, shall consult with each other before they or any of their respective affiliates issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby, and neither of them or any such affiliate shall issue any such press release or make any such public statement prior to such consultation (but no approval thereof shall be required), except as may be required by law.

           7.5 Notification of Certain Matters. Seller and Buyer shall promptly notify each other of any event of circumstance prior to the Closing which shall constitute a Material Adverse Effect or a breach of a representation or warranty or a covenant or agreement of either Seller or Buyer.

           7.6 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Articles VIII and IX have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then the Schedules hereto shall be deemed to include all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

           7.7 Intercompany Accounts. On the Closing Date, Seller and the Midstream Companies shall undertake such transactions and execute and deliver such agreements and instruments as may be necessary or appropriate to cause all Intercompany Accounts existing immediately prior to the Closing to have been eliminated or charged or credited, as appropriate, to capital.

           7.8 Fees and Expenses. Except insofar as a party may be damaged by another party's breach hereof or as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred. Buyer shall be obligated to pay any and all costs of any audit of the Midstream Companies or the Trading Company as may be required to enable Buyer to complete and file any filing by Buyer or an affiliate of Buyer with the Securities and Exchange Commission.

           7.9 Transfer Taxes. All sales, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Buyer or Seller, shall be borne equally by Buyer and Seller, and the parties shall file all necessary documentation with respect to, and make all payments of, such taxes and fees on a timely basis.

           7.10  Action  Regarding  Indemnities.  Buyer  agrees that it will not knowingly take any action after the Closing that would limit, reduce or extinguish any indemnity or right of contribution from a third party (collectively "Third Party Indemnities") which may be available to Seller, Buyer or the Midstream Companies, and will use commercially reasonable efforts to take all necessary action, of which it has actual knowledge, to preserve claims under any such indemnity.

           7.11 Casualty Loss. Notwithstanding anything to the contrary in this Agreement, in the event of damage by fire or other casualty to the properties of any Midstream Company (a "Casualty Loss") prior to Closing, this Agreement shall remain in full force and effect, there shall be no reduction in the Purchase Price and no failure of a condition to closing shall be deemed to exist by virtue of such event, provided that (a) in such event Seller, at its option, (i) repairs such damage (which Seller shall have no obligation to do), (ii) collects (and when collected pays over to Buyer) any insurance claims related to such damage or (iii) assigns to Buyer such insurance claims, and (b) after Seller's recourse to its option described in clause (a) of this Section 7.11, such damage does not result in a Material Adverse Effect.

           7.12 Excluded Assets. Notwithstanding Article VI hereof, the transactions contemplated by this Agreement exclude and prior to the Closing Date Seller may cause a Midstream Company to transfer to Seller or any of its affiliates (other than the Midstream Companies):

           (a) the assets listed or described on Schedule 7.12;

           (b) all Midstream Insurance Policies and rights under any such insurance policies in respect to any and all claims made under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable under any such policy;

           (c) the names "Equitable" and "ERI" and any related or similar trade names, trade marks, service marks or logos (but excluding the name "Louisiana Intrastate Gas"); and

           (d) any refund or credit related to Taxes paid prior to the Effective Date pursuant to Section 11.5, whether such refund is received as a payment or as a credit against future Taxes payable.

           7.13 Transition Services. For a reasonable period after Closing, not to exceed 6 months or such longer period as may be agreed between the parties, Buyer and Seller shall cooperate with respect to transition activities as to the businesses of the Midstream Properties, including without limitation computer support of the GMIS. To the extent Seller provides such services and unless otherwise agreed by the parties, Buyer shall pay Seller reasonable compensation for such services and shall reimburse Seller for reasonable costs actually incurred in connection therewith.

           7.14 Guarantees. Buyer and Seller shall cooperate and use commercially reasonable efforts in order that, effective as of the Closing Date,
(i) all obligations relating to the guarantees, letters of credit, bonds, other credit assurances of a comparable nature of Seller or any of its affiliates (other than the Midstream Companies) for the benefit of any Midstream Company or Trading Company and listed or described on Schedule 7.14 (the "Guarantees") and any liabilities related thereto shall be released as to Seller or such affiliate and (ii) substitute arrangements of Buyer or its affiliates shall be in effect. No Midstream Company is currently obligated under any guarantee, letter of credit, bond or other credit assurance in favor of Seller or any of its affiliates (other than the Midstream Companies). In the event that any Guarantee is not released, Buyer shall indemnify and hold harmless the guarantor(s) thereunder from and against any losses that such guarantor(s) may suffer under such Guarantees from and after the Closing Date.

           7.15 [Intentionally omitted.]

           7.16 Use of Name. Buyer agrees that promptly following the Closing, it will (i) change the legal name of any of the Midstream Companies that contain the word or initials "Equitable" or "ERI" to a name that does not include either such word or initials and (ii) remove from any of the properties of the Midstream Companies or paint over such name or initials and logos, symbols or trademarks relating thereto.

           7.17 Insurance. Buyer acknowledges and agrees that, following the Closing, the Midstream Insurance Policies may be terminated or modified to exclude coverage of all or any portion of the Midstream Companies or the Trading Assets by Seller in its sole discretion, and, as a result, Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement or substitute insurance coverage with similar policies and amounts of coverage. Buyer further acknowledges and agrees that Buyer will need to provide to certain Governmental Entities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of the Midstream Companies following the Closing.


                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date or, if and as applicable, the Canadian Deferred Closing Date of each of the following conditions:

           8.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

           8.2 Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and all deliveries contemplated by Section 3.3 shall have been made.

           8.3 HSR Act: Consents. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and there shall have been obtained any and all other Governmental Approvals specified on Schedules
4.6 and 5.4.

           8.4 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

           8.5 Guarantees. The Guarantees shall be released as to Seller or its appropriate affiliate and substitute arrangements of Buyer or its affiliates shall be in effect.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

           9.1 Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

           9.2 Covenants and Agreements Performed. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and all deliveries contemplated by Section 3.2 shall have been made.

           9.3 HSR Act: Consents. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and there shall have been obtained any and all other Governmental Approvals specified on Schedules
4.6 and 5.4.

           9.4 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

           9.5 Material Adverse Effect. There shall not have occurred or transpired any event or circumstance (other than those described in this Agreement or which result from the transactions contemplated hereby), whether or not under the control of the Midstream Companies or Seller, that (i) constitutes a Casualty Loss in excess of $15,000,000 (or $5,000,000 of uninsured loss) or
(ii) constitutes or is reasonably likely to constitute a Material Adverse Effect as of Closing and (A) is a Proceeding against a Midstream Company or (B) constitutes the loss of any supplier or customer (other than the expiration of an Agreement in accordance with its terms). Notwithstanding the foregoing, the condition specified in this Section 9.5 shall be deemed satisfied if Seller, on or before the Closing, takes such action as is necessary to cure such event or circumstance or enters into an agreement or other arrangement reasonably satisfactory to Buyer that has the effect of indemnifying and holding harmless Buyer and the affected Midstream Company for or from the effects of such event or circumstance.

                                    ARTICLE X

                       TERMINATION, AMENDMENT, AND WAIVER

           10.1   Termination.   This   Agreement  may  be  terminated  and  the
transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

                  (a)      by mutual written consent of Seller and Buyer;

                  (b) by either Seller or Buyer, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining or otherwise prohibiting the sale of the Subject Stock hereunder and such order, decree, ruling or other action shall have become final and unappealable;

                  (c) by Seller, if on or before December 31, 1998, all waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall not have expired or been terminated, or there shall not have been obtained any other Governmental Approval set forth on Schedule 5.4 or required by Buyer; or

                  (d) by either Seller or Buyer, if the Closing shall not have occurred on or before March 1, 1999, provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

           10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Article X and XIII and Sections 7.1(a), 7.4 and
7.8 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to the Confidentiality Agreement, except to the extent specified in such letter agreement.

           10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

           10.4 Waiver. Each of Seller, on the one hand, and Buyer, on the other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                                   ARTICLE XI

                                   TAX MATTERS

           11.1 Tax Allocation: Pre-Closing. Seller shall be solely liable for and shall pay all Taxes of the Midstream Companies (and any costs or expenses connected therewith) due for all taxable years and periods ending on or before the Closing Date (the "Pre-Closing Tax Period") except for Taxes specifically and fully reserved as a current liability on the Effective Date Balance Sheet. Seller will include the taxable income of the Midstream Companies (including any deferred income recognized by Treasury Regulation ss.1.1502-13) on the Seller's federal consolidated income tax returns for all periods ending on or before the Closing Date to the extent required under Treasury Regulation ss.1.1502-76(b). The income of the Midstream Companies will be apportioned up to and including the Closing Date by closing the books of the Midstream Companies as of the Closing Date pursuant to Treasury Regulation ss.1.1502-76(b). Seller will prepare and file or cause to be prepared and filed all Tax Returns for the Midstream Companies that are required to be filed with the appropriate Governmental Entities for any Pre-Closing Tax Period; provided, however, that Seller shall furnish copies of such returns to Buyer for its review, at least 10 days prior to filing; and provided, further, that Seller shall not file any amended Tax Returns for the Midstream Companies for any Pre-Closing Tax Period without the written consent of Buyer, which will not be unreasonably withheld or delayed.

           11.2 Tax Allocation: Post-Closing. Buyer shall be solely liable for and shall pay all Taxes of the Midstream Companies (and any costs or expenses connected therewith) due for any taxable year or taxable period commencing after the Closing Date (a "Post-Closing Tax Period"). Buyer will prepare and file or cause to be prepared and filed all Returns for the Midstream Companies (and any costs or expenses connected therewith) that are required to be filed with the appropriate Governmental Entities for any Post-Closing Tax Period. Buyer will make or cause to be made all payments shown thereon as owing with respect to any such Tax Returns.

           11.3 Tax Allocation: Straddle Period. Buyer shall cause the Midstream Companies to pay all Taxes due for any taxable year or taxable period commencing before and ending after the Closing Date (the "Straddle Period"). Upon notice from Buyer, Seller shall pay to the Midstream Companies prior to the date any payment for Taxes as described in this Section 11.3 is due, an amount equal to the excess, if any, of (i) the Taxes that would have been due if the Straddle Period had ended at the close of business on the Closing Date (using an interim-closing-of-the-books method except that exemptions, allowances, and deductions that are otherwise calculated on an annual basis such as deductions for real estate taxes, depreciation, and depletion, shall be apportioned on a per diem basis) over (ii) the sum of the Taxes for the Straddle Period (A) which have been specifically and fully reserved on the Effective Date Balance Sheet or
(B) which have been paid prior to the Closing Date by the Midstream Companies or by Seller or an affiliate thereof with respect to the Midstream Companies.

           11.4 Return Preparation. In order to assist Seller in the preparation of all Tax Returns that Seller is required to prepare, Buyer will promptly provide or cause to be provided to Seller such information as Seller may reasonably request in order for the operations of the Midstream Companies to be properly reported in such Tax Returns.

           11.5 Refunds or Credits. Except as otherwise set forth in this Agreement, to the extent any refunds or credits not reflected in the current assets on the Effective Date Balance Sheet with respect to Taxes paid by the Midstream Companies are attributable to taxable periods commencing before and ending on or before the Closing Date, such refunds or credits shall be for the account of Seller. Except as provided in the immediately succeeding sentence, to the extent that any refunds or credits with respect to Taxes paid by the Midstream Companies are attributable to taxable periods commencing on or after the Closing Date, such refunds or credits shall be for the account of Buyer. To the extent that any refunds or credits with respect to taxes paid by the Midstream Companies are attributable to the Straddle Period described in Section 11.3, such refunds and credits shall be for the account of the party who bears responsibility for such Taxes pursuant to Section 11.3. Buyer shall cause the Midstream Companies to forward to Seller or to reimburse Seller for any such refunds or credits for the account of Seller within 10 business days from receipt thereof by any of Buyer or the Midstream Companies. Seller shall forward to Buyer or reimburse Buyer for any refunds or credits for the account of Buyer within 10 business days from receipt thereof by Seller. To the extent any such refund or credit is properly includable in the taxable income of the initial recipient, the amount forwarded or reimbursed to Seller or Buyer, as the case may be, shall be reduced by a percentage of the amount of such refund or credit equal to the highest marginal federal income tax rate for the tax period in which the refund or credit is received. Any refunds or reimbursements not made within the 10 business day period specified above shall bear interest from the date received by the refunding or reimbursing party at the Prime Rate.

           11.6 Taxes Relating to Trading Assets. All property or ad valorem taxes imposed on or with respect to the Trading Assets for the year in which the Closing occurs shall be prorated between Seller and Buyer based on the number of days in such year before and after the Closing Date. Seller shall be liable for such taxes prorated for the period up to and including the Closing Date, and Buyer shall be liable for such taxes prorated for the period subsequent to the Closing Date. Seller shall be responsible for the actual payment of such taxes to the appropriate Governmental Entity that become due and payable prior to the Closing Date. Buyer shall likewise be responsible for the actual payment of such taxes becoming due and payable subsequent to the Closing Date. The parties shall file all necessary documentation with respect to, and make all payments of, such taxes on a timely basis.

                                  ARTICLE XII

                            SURVIVAL; INDEMNIFICATION

         12.1     Survival

         (a) The representations and warranties of the parties hereto contained in Articles IV and V of this Agreement or in any certificate, instrument, or document delivered pursuant hereto, and the indemnification obligations of the parties contained in this Article XII for which no notice is given by the applicable Survival Date, shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the second anniversary of the Closing Date, provided however, that, (i) the representations set forth in
Section 4.9, Section 4.15, Section 4.28 and the second sentence of Section 4.17 shall survive until 30 days after all applicable statute of limitations, including waivers and extensions, have expired with respect to the matters addressed therein, and if no statute of limitations exists, forever thereafter (as applicable, the "Survival Date") and (ii) the representations and warranties set forth in Section 4.28(c) shall expire at the Closing. For this purpose, the parties agree that proper notice shall have been given by Buyer to Seller as of Closing with respect to all Retained Litigation.

         (b) No party hereto shall have any indemnification obligation pursuant to this Article XII or otherwise in respect of any such representation or warranty unless before the Survival Date it shall have received from the party seeking indemnification proper notice as required in this Article XII.

         (c) The provisions of this Article shall have no effect upon any other obligation of the parties hereto under this Agreement, whether to be performed before, at or after the Closing.

         12.2     Indemnification by Seller

         (a) Subject to the terms, limitations and conditions of this Article XII, Seller shall indemnify, defend and hold harmless Buyer and its successors and assigns, the Midstream Companies, and its and their affiliates and their respective officers, directors, partners, employees, agents and representatives from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, damages, fines, interest, punitive damages payable to third parties, costs and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (each, a "Loss"), asserted against, resulting to, imposed upon or incurred by Buyer or its affiliates or any such other Person, directly or indirectly, by reason of or resulting from any of the following:

                  (i)  any   breach  by   Seller   of  any  of  its   covenants,
        representations or warranties contained in this Agreement;

                  (ii) the Retained Litigation (other than the matter listed as item 1 on Schedule 1.1(a) hereto), to the extent provided herein;

                  (iii) the ownership of the Trading Assets for the period prior to the Effective Date;

                  (iv)  the matter listed as item 1 on Schedule 1.1(a) hereto;

                  (v) any Loss that Buyer may suffer resulting from, arising out of, relating to, in the nature of, or imposed upon any of the Midstream Companies, for Taxes of any person other than the Midstream Companies
         (i) under Treasury Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as transferee or successor, by contract, or (iii) otherwise;

                  (vi) any amount payable to any employee or other person (or the present value of any amount as to which such a person's vesting is accelerated), in respect of the provision of services to Seller or any of its affiliates, as a result of the change in control of the Midstream Companies or the acquisition of the Trading Assets as contemplated by this Agreement, and any incremental Taxes imposed upon the Buyer or any Midstream Company as a result of the application of Code section 280G or 4999 thereto;

                  (vii) any (A) Third Party Claim arising out of or resulting from the presence of Hazardous Material that has been released to the soils, groundwater, sediments or otherwise to the environment or (B) Environmental Response Measures, in either case that arise out of or relate to the operations conducted by the Midstream Companies prior to the Closing Date; and

                  (viii) any act of the Midstream Companies occurring after July 1, 1993, and prior to the Closing constituting (A) a violation of Applicable Law (other than Applicable Environmental Laws) or (B) statutory or contractual fraud.

         (b) The indemnification obligations of Seller pursuant to this Article XII shall be subject to the following limitations and other provisions set forth herein:

                  (i) No indemnification shall be required to be made by Seller with respect to any Losses under Sections 12.2(a)(i), (iii), (vi),
         (vii) or (viii) except to the extent that the aggregate amount of such Losses incurred by Buyer (whether arising, asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $3,000,000.

                  (ii) No indemnification shall be required to be made by Seller with respect to any Losses under Sections 12.2(a)(i), (ii), (iii),
         (vi), (vii) or (viii) to the extent that the aggregate amount of such Losses incurred by Buyer and its affiliates (including the Midstream Companies) (whether arising, asserted, resulting, imposed or incurred before, on or after the Closing Date), together with the aggregate amount paid by Seller and its affiliates as Defense Costs in connection with the Retained Litigation (other than the matter listed as item 1 on Schedule 1.1(a) hereto) exceeds $100,000,000.

                  (iii) No indemnification shall be required to be made by Seller with respect to any Losses for any matter (A) for which Buyer or its affiliates have otherwise indemnified Seller or its affiliates, (B) to the extent that such matters were known to Buyer prior to the date of this Agreement and were not disclosed to Seller prior to such date or otherwise known by Seller or (C) to the extent such Losses arise from the negligent or wrongful act or omission of Buyer or its affiliates (other than the Midstream Companies prior to Closing), or the breach of their obligations to Seller or its affiliates.

                  (iv)     [Intentionally omitted.]

                  (v) No indemnification shall be required to be made by Seller with respect to any Losses associated with the matter listed as item 1 on Schedule 1.1(a) hereto to the extent that the aggregate amount of such Losses incurred by Buyer and its affiliates (including the Midstream Companies), exceeds the amount (the "JD Amount") specified in that certain joint defense agreement between Sellers and Buyer dated September 12, 1998 (the "Joint Defense Agreement"). In addition, Seller shall make available for payment of such indemnity claims the positive amount (if any) equal to (i) the aggregate amount of insurance proceeds actually received by Equitable Resources, Inc. ("ERI") in connection with the matter listed as item 1 on Schedule 1.1(a) minus (ii) the sum of (A) the JD Amount and (B) the aggregate amount of Losses of ERI and its affiliates relating to or in connection with the matter listed as item 1 on Schedule 1.1(a) (including, without limitation, the aggregate amount of costs and expenses paid by ERI and its affiliates as Defense Costs in connection with the matter listed as item 1 on Schedule 1.1(a)).

                  (vi) In addition to the other limitation contained herein, the
         indemnification   obligations   of  Seller  for  Losses  under  Section
         12.2(a)(vii) shall be limited as follows:

                           (A) Seller  shall only be liable to  indemnify to the
                  extent of 50% of such Losses; and

                           (B) Seller shall not be liable to  indemnify  for any
                  such Loss unless and until the Loss relating to a specific site or set of facts exceeds $20,000, in which event such indemnity shall include such $20,000.

         (c) Subject to the provisions of the Joint Defense Agreement, Seller shall be entitled to conduct and direct the defense of the Proceedings and claims related to the Retained Litigation in accordance with Section 12.5, and Buyer shall cooperate, and shall cause the Midstream Companies to cooperate, in good faith in such defense. Without limiting the generality of the preceding sentence and as more fully set forth in the Joint Defense Agreement, Seller shall be entitled, in the name and on behalf of Buyer or any of the Midstream Companies, to pursue in good faith Third Party Indemnities from any Person. Seller shall be entitled to control and direct all proceedings and claims related to such insurance coverage associated with the Retained Litigation.

       12.3 Indemnification by Buyer. Subject to the terms and conditions of this Article XII, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective officers, directors, partners, employees, agents and representatives from and against any and all Losses asserted against, resulting to, imposed upon or incurred by Seller or its affiliates or any such other Person, directly or indirectly, by reason of or resulting from any of the following:

                  (i) breach by Buyer of any of its covenants, representations or warranties contained in this Agreement;

                  (ii)  the Assumed Litigation; and

                  (iii) the Assumed Liabilities.

         12.4 Further Limitations of Liability. The amount of any Loss shall be reduced (i) to the extent that any person entitled to receive indemnification under this Agreement (an "Indemnitee") receives any insurance proceeds with respect to a Loss, (ii) to take into account any Tax benefit recognized by the Indemnitee arising from the recognition of the Loss less any Tax detriment from the receipt of indemnification associated with such Loss and (iii) to take into account any payment actually received by an Indemnitee with respect to a Loss.

         12.5     Defense of Claims.

         (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from a person required to provide indemnification under this Agreement (the "Indemnifying Party"), the Indemnitee will give such Indemnifying Party reasonable prompt written notice thereof, but in any event not later than 20 calendar days after the Indemnitee$s receipt of notice of such Third Party Claim, provided this failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was substantially disadvantaged. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party$s own expense and by such Indemnifying Party$s own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee$s own expense.

         (b) If within 10 calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 12.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice. Subject to the other provision of this Agreement, the parties agree that for purposes of this
Section  12.5(b),  the  Retained  Litigation  shall be deemed to be Third  Party
Claims.

         (c) Any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 90 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30 day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

         (d) If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage or Tax benefit, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Loss, (ii) until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee$s rights against such third party and
(iii) under no circumstance shall Buyer or its affiliates (including the Midstream Companies) have any rights to pursue recovery under the Midstream Insurance Policies. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 12.5(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

         12.6 Additional Provisions Relating to Environmental Indemnification. In addition to the limitations set forth elsewhere in this Article XII, Seller's obligation to indemnify the Buyer pursuant to Article XII with respect to environmental matters shall be further qualified as specified below:

         (a) If Buyer has a Loss for costs of an Environmental Response Measure pursuant to Article XII of this Agreement that relates to the presence of Hazardous Material that has been released to the soils, groundwater, sediments or otherwise to the environment, Seller shall only be required to defend, indemnify and hold harmless the Buyer to the extent that: (i) investigation or remediation of the Hazardous Material is required pursuant to an Applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date; (ii) the Remediation Standards (as defined below) that must be met in order to satisfy any legal requirements (A) are no more stringent than the Remediation Standards that were in effect as of and were enforceable as of the date of this Agreement under the Applicable Environmental Law that is the source of the obligation to conduct a remediation, or, where no such Remediation Standards had been promulgated and were enforceable as of the date of this Agreement, Remediation Standards that were applied, within 1 year prior to the date of this Agreement, on a case-by-case basis, to properties that are most similar to the property that is subject to a remediation and (B) are also those Remediation Standards that would be the least stringent Remediation Standards that would be applicable given the use of the property as of the day before the Closing Date; and (iii) such investigation and/or remediation is conducted using the most reasonably cost effective methods for investigation, remediation and/or containment consistent with Applicable Environmental Law. To the extent that the Losses incurred in connection with an investigation or remediation are in excess of the Losses that would be incurred for an investigation or remediation meeting the conditions set forth in this Section 12.6(a), Seller shall have no obligation to indemnify Buyer for such excess Losses.

         (b) If the costs of an investigation or remediation that is subject to an indemnity by Seller hereunder are increased due to an act or omission (occurring after the Closing Date) by a person other than Seller or an agent, representative or contractor of Seller, Seller shall not be responsible for any such increase in costs incurred. Seller shall not be responsible for any increased Losses that are incurred due to (i) the voluntary closure of operations at any of the affected assets or (ii) a material voluntary change in use of the affected assets from the use of such assets as of the Closing Date.

         (c) Seller shall not be responsible for the costs associated with Buyer's oversight of Seller's performance of its defense and indemnity obligations under this Agreement, including the cost of Buyer's oversight of Seller's legal counsel, consultant or employees, and Seller shall not be responsible for any costs or expenses of Buyer that are not "out-of-pocket" (including, without limitation, pro-rated salaries of Buyer's employees).

         (d) Claims brought pursuant to Article XII that are related to environmental matters shall be subject to the procedures for indemnification set forth in Section 12.5 if such claims are third party claims. Claims that require investigation and remediation of Hazardous Materials shall also be subject to the procedures of Section 12.7.

         (e) For purposes of this Agreement, "Remediation Standard" means a numerical standard that defines the concentrations of Hazardous Materials that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Materials.

         12.7     Procedures for Remedial Actions

         (a) Seller shall have the right, but not the obligation, to control the management of an environmental investigation or remediation that is subject to indemnification pursuant to Article XII. Seller shall notify Buyer, within 30 days of receipt of notice of Buyer's claim for indemnification for such matter, either that (i) it intends to undertake such responsibility, (ii) it does not intend to undertake such responsibility or (iii) that more information is needed from Buyer before Seller can reasonably determine that Buyer's claim is subject to indemnification pursuant to this Agreement. Buyer shall promptly respond to such requests for information (to the extent such information is reasonably available to Buyer) and, within 30 days of receipt of such information, Seller shall notify Buyer as to whether it shall undertake the investigation and remediation.

         (b) In the event Seller undertakes the responsibility for investigation or remediation, Seller shall promptly provide copies to Buyer of all notices, correspondence, draft reports, submissions, work plans and final reports and shall give Buyer a reasonable opportunity (at Buyer's own expense) to approve (which approval shall not be unreasonably withheld) on any submissions Seller intends to deliver or submit to the appropriate Governmental Entity prior to said submission. If Buyer does not object to such submission within 10 days of receiving a copy thereof and all other requested information reasonably relating thereto and available to Seller, Buyer shall be deemed to have approved the same. In the event Buyer or Seller (but not both Buyer and Seller) does not approve any offer by a Governmental Entity to settle any Environmental Response Measure, the amount of Losses for which the other such party shall be obligated for such Environmental Response Measure shall be limited to the amount of such rejected settlement offer. Buyer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation or remediation, including any field work undertaken by Seller, and Seller shall provide Buyer with the results of all such field work or other evaluation or analysis. Notwithstanding the above, Buyer shall not take any actions that shall unreasonably interfere with Seller's performance of the investigation and remediation. Seller shall undertake any such work required herein in a manner designed to minimize any disruption to the greatest extent possible, with the conduct of operations at the affected assets. Buyer shall allow Seller reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Seller in the performance of the investigation and remediation, including, but not limited to, providing Seller with reasonable access to employees and documents as necessary.

         (c) If Seller declines to undertake the performance of an investigation and remediation hereunder, Buyer shall be entitled to undertake the investigation and remediation. Buyer shall promptly provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans and final reports and shall give Seller a reasonable opportunity (at Seller's own expense) to comment on any submissions Buyer intends to deliver or submit to the appropriate Governmental Entity prior to said submission. Seller may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation and remediation, including any field work undertaken by Buyer, and Buyer shall provide Seller with the results of all such field work.

         12.8 Third Party Indemnity. Buyer agrees that for all Buyer Losses , Buyer will cause the applicable Midstream Company to seek indemnification from any applicable Third Party Indemnities. Buyer agrees that Seller, at its option, shall have the right at its expense to pursue a Third Party Indemnity on behalf of and in the name of the applicable Midstream Company for recovery under a Third Party Indemnity with legal counsel reasonably satisfactory to Buyer. Buyer, Seller and any Indemnitee agree to consult with each other with respect to any action to be taken regarding a Third Party Indemnity and agree that no action adversely affecting or settlement of a Third Party Indemnity will be entered into without the written consent of each of Seller, the applicable Midstream Company and Buyer.

         12.9 Tax Treatment of Indemnity Payments. Each of the parties agrees to treat any payments made in respect of Direct Claims pursuant to this Article XII, under any other indemnity provision in this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price for all federal and state income tax purposes.


                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service, or (iv) delivered by confirmed telecopy or facsimile transmission to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  If to Buyer:

                           AEP Resources, Inc.
                           1 Riverside Plaza
                           Columbus, OH  43215
                           Attention:       Jeffrey Cross
                                            General Counsel and Vice President
                           Telefax:         (614) 223-2499

                  with a copy to:

                           Clark, Thomas & Winters
                           A Professional Corporation
                           P.O. Box 1148
                           Austin, TX  78731
                           Attention:       C. Joseph Cain
                           Telefax:         (512) 474-1129

                  If to any Seller:

                           ERI Supply & Logistics
                           5555 San Felipe, Suite 2100
                           Houston, Texas  77056
                           Attention:   R. Gerald Bennett, President
                           Telefax:      (713) 548-2115

                  with a copy to:

                           Corporate Secretary
                           Equitable Resources, Inc.
                           420 Boulevard of the Allies
                           Pittsburgh, Pennsylvania  15219
                           Telefax:      (412) 553-6105

Such notices, requests, demands, and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor or
(iii) if sent by telecopy or facsimile transmission, when the answer back is received.

         13.2 Entire Agreement. This Agreement, together with the Schedules and other writings referred to herein or delivered pursuant hereto, including the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in the Equitable Resources, Inc. Descriptive Memorandum for the sale of its Gulf Coast Natural Gas Midstream Operations dated May 1998, or the Solicitation Letter, dated July 31, 1998, previously made available to Buyer by Seller and J. P. Morgan Securities, Inc.

         13.3 Binding Effect: Assignment: No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Prior to Closing, Equitable Resources Energy Company may assign its rights and obligations under this Agreement to a new wholly owned entity in connection with the transfer of all the capital stock of Equitable Pipeline Company to such entity. In connection with the Closing, Buyer may assign its rights under this Agreement to one or more of its present or future affiliates. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         13.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

         13.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         13.6 Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

         13.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         13.8 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

        13.9  References.   All  references  in  this  Agreement  to  Articles,
Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes", and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation." Each reference herein to a Schedule, Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit, or Annex to this Agreement. All Schedules, Exhibits or Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         13.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

         13.11    [Intentionally omitted.]

         13.12 Disclosure. Each of the Schedules to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

         13.13 Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the federal courts of the United States of America located in Allegheny County, Pennsylvania, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

         13.14   Arbitration.   In  the   event   the   Closing   occurs,   then
notwithstanding Section 13.13, if any dispute or disagreement arises between Buyer and Seller under this Agreement (any such dispute or disagreement being referred to as a "Dispute"), and Buyer and Seller are unable to resolve such Dispute within thirty (30) days after the date written notice of the Dispute is given by Buyer or Seller, an arbitrator agreed upon by Buyer and Seller (the "Arbitrator") shall be employed hereunder to settle such Dispute as soon as practicable in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In the event that the parties are unable to agree upon the appointment of such an arbitrator within 15 business days, then each of Buyer and Sellers shall within 10 business days appoint an independent arbitrator, which independent arbitrators shall agree within 10 business days on the appointment of a third independent arbitrator to whom the Dispute shall be submitted. Buyer and Sellers shall submit the Dispute to the Arbitrator within 5 business days of its appointment and shall cooperate with each other and otherwise use commercially reasonable efforts to cause the Arbitrator to make its decision within 60 days after referral of a Dispute to it. The Arbitrator shall have access to all documents and facilities necessary to perform its function as arbitrator. The Arbitrator's determination with respect to any Dispute shall be final and binding upon the parties hereto. The non-prevailing party as determined by the Arbitrator shall pay all of the fees and expenses of the Arbitrator for such services.

         13.15 Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

         IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.


                                           SELLERS:

                                           EQUITABLE RESOURCES ENERGY COMPANY



                                 By:
                                Name:
                               Title:


                                           ET BLUE GRASS COMPANY



                                 By:
                                Name:
                               Title:


                                           EREC NEVADA, INC.




                                 By:
                                Name:
                               Title:


                                           ERI SERVICES, INC.



                                 By:
                                Name:
                               Title:


                               BUYER:

                                           AEP RESOURCES, INC.



                                 By:
                                Name:
                               Title: